In accordance with the Frank Russell Investment Company procedures for purchase of securities from affiliated underwriters, the following is a report of securities that were purchased from affiliates under Rule 10f-3 from the period 01/01/2002 to 12/31/2002.

ISSUER: Heritage Property Investment
Money Manager: RREEF America LLC
RIF Fund: Real Estate Securities
Affiliated Underwriter: Deutsche Bank
Date of Purchase: 4/23/02
Rule 10f-3 Satisfied?: Yes

ISSUER: Plumtree Software, Inc.
Money Manager: Strong Capital Management
RIF Fund: Multi-Style Equity
Affiliated Underwriter: Robert W. Baird & Co.
Date of Purchase: 6/03/02
Rule 10f-3 Satisfied?: Yes